Exhibit 99.1

Solera Holdings, Inc.

Reports Fourth Quarter and Fiscal Year 2009 Results

Fiscal Year Revenue of $557.7 Million, Up 3.3% on a GAAP basis and up 12.9% on a Constant Currency Basis; Fourth Quarter Revenue of $144.1 Million, Down 1.0% on a GAAP basis and up 13.6% on a Constant Currency Basis. Board of Directors Approves First Quarterly Cash Dividend. Company Issues Guidance for Fiscal Year 2010.

SAN DIEGO, CA, August 27, 2009 – Solera Holdings, Inc. (NYSE: SLH), the leading global provider of software and services to the automobile insurance claims processing industry, today reported results for the fourth quarter and fiscal year ended June 30, 2009.

Results for the Fourth Quarter and Fiscal Year Ended June 30, 2009:

GAAP Results

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Revenue for the fiscal year was $557.7 million, a 3.3% increase over the prior fiscal year revenue of $539.9 million. After adjusting for changes in foreign currency exchange rates (“FX Changes”), revenue for fiscal year 2009 increased by approximately 12.9% over the prior fiscal year;

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Revenue for the fourth quarter was $144.1 million, a 1.0% decrease over the prior year fourth quarter revenue of $145.5 million. After adjusting for FX Changes, revenue for the fourth quarter of fiscal year 2009 increased by approximately 13.6% over the prior year fourth quarter;

•	GAAP net income for the fiscal year was $57.8 million, a $57.2 million improvement over the prior fiscal year net income of $0.6 million;

•	GAAP net income for the fourth quarter was $11.8 million, a $33.4 million improvement over the prior year fourth quarter net loss of $21.6 million;

•	Diluted net income per share for the fiscal year was $0.85, a $0.84 per share improvement over the prior fiscal year diluted net income per share of $0.01;

•	Diluted net income per share for the fourth quarter was $0.17, a $0.50 per share improvement over the prior year fourth quarter diluted net loss per share of $0.34.

“Our fourth quarter topped off a respectable performance in fiscal 2009. Despite a very challenging global economy, we turned in solid growth rates,” said Tony Aquila, founder, chairman and CEO of Solera Holdings, Inc. “Reflecting our track record of strong cash flows, we are very pleased to announce our first quarterly dividend. The dividend enhances stockholders’ total return while we continue to be very focused on pursuing our long-term growth opportunities.”

Non-GAAP Results

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Adjusted EBITDA for the fiscal year was $208.6 million, a 12.4% increase over the prior fiscal year Adjusted EBITDA of $185.5 million. After adjusting for FX Changes, Adjusted EBITDA for fiscal year 2009 increased by approximately 28.2% over the prior fiscal year;

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Adjusted EBITDA for the fourth quarter was $52.3 million, a 2.7% increase over the prior year fourth quarter Adjusted EBITDA of $50.9 million. After adjusting for FX Changes, Adjusted EBITDA for the fourth quarter of fiscal year 2009 increased by approximately 24.6% over the prior year fourth quarter;

•	Adjusted Net Income for the fiscal year was $109.0 million, a 38.5% increase over the prior fiscal year Adjusted Net Income of $78.7 million;

•	Adjusted Net Income for the fourth quarter was $27.3 million, a 22.8% increase over the prior year fourth quarter Adjusted Net Income of $22.2 million;

•	Adjusted Net Income per diluted share for the fiscal year was $1.61, a 32.0% increase over the prior year Adjusted Net Income per diluted share of $1.22;

•	Adjusted Net Income per diluted share for the fourth quarter was $0.39, a 14.7% increase over the prior year fourth quarter Adjusted Net Income per diluted share of $0.34.

Business Statistics for the Fourth Quarter and Fiscal Year ended June 30, 2009:

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EMEA revenues were $92.9 million and $351.7 million for the fourth quarter and the full fiscal year, respectively, representing no increase and a 5.3% increase over the respective prior year periods. After adjusting for FX Changes, EMEA revenues for the fourth quarter and full fiscal year increased 19.4% and 17.9%, respectively, over the respective prior year periods. After excluding revenue during the fourth quarter and full fiscal year from the acquisition of HPI, Ltd. and the FX Changes, EMEA revenue for the fourth quarter and full fiscal year increased 4.7% and 9.5%, respectively, over the respective prior year periods;

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Americas revenues were $51.2 million and $206.0 million for the fourth quarter and the full fiscal year, respectively, representing a 2.7% decrease and a 0.1% increase over the respective prior year periods. After adjusting for FX Changes, Americas revenues for the fourth quarter and full fiscal year increased 3.5% and 4.8%, respectively, over the respective prior year periods;

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Revenues from insurance company customers were $58.7 million and $231.9 million for the fourth quarter and the full fiscal year, respectively, representing a 1.7% decrease and a 5.4% increase over the respective prior year periods. After adjusting for FX Changes, revenues from insurance company customers for the fourth quarter and full fiscal year increased 11.6% and 13.7%, respectively, over the respective prior year periods;

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Revenues from collision repair facility customers were $51.4 million and $203.6 million for the fourth quarter and the full fiscal year, respectively, representing a 6.3% decrease and a 0.3% decrease over the respective prior year periods. After adjusting for FX Changes, revenue from collision repair facility customers for the fourth quarter and full fiscal year increased 8.0% and 10.2%, respectively, over the respective prior year periods;

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Revenues from independent assessors were $13.6 million and $54.1 million for the fourth quarter and the full fiscal year, respectively, representing a 13.7% decrease and a 5.5% decrease over the respective prior year periods. After adjusting for FX Changes, revenue from independent assessors for the fourth quarter and full fiscal year increased 0.9% and 2.3%, respectively, over the respective prior year periods;

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Revenues from automotive recycling and other customers were $20.5 million and $68.0 million for the fourth quarter and the full fiscal year, respectively, representing a 34.2% increase and a 16.6% increase over the respective prior year periods. After adjusting for FX Changes, revenue from automotive recycling and other customers for the fourth quarter and full fiscal year increased 55.2% and 29.5%, respectively, over the respective prior year periods.

Fiscal Year 2010 Outlook:

Our initial outlook for our full fiscal year ending June 30, 2010 is as follows:

Fiscal Year 2010 Outlook
Revenues	$594 million – $602 million
Net Income	$49 million – $55 million
Adjusted Net Income	$124 million – $128 million
Adjusted Net Income per diluted share	$1.76 – $1.83
Adjusted EBITDA	$229 million – $235 million

The Fiscal Year 2010 outlook above assumes constant currency exchange rates from those currently prevailing, no acquisitions, and a 28% tax rate to calculate Adjusted Net Income.

Exchange rates between most of the major of foreign currencies we use to transact our business and U.S. dollars have fluctuated significantly over the last few years, and we expect that they will continue to fluctuate during fiscal year 2010. The majority of our revenues and costs are denominated in Euros, Pound Sterling, Swiss francs, Canadian dollars and other international currencies. During fiscal year 2009, the U.S. dollar strengthened significantly versus most major foreign currencies we use to transact our business. For example, one Euro was equal to approximately $1.58 on June 30, 2008, $1.44 on September 30, 2008, $1.41 on December 31, 2008, $1.32 on March 31, 2009 and $1.40 on June 30, 2009. The change from June 30, 2008 to June 30, 2009 represents a strengthening of the U.S. dollar versus the Euro of approximately 11.1%. The strengthening of the U.S. dollar had a negative comparable impact on our revenues, but a positive comparable impact on our expenses for fiscal year 2009 as compared to fiscal year 2008. A hypothetical 5% increase or decrease in the U.S. dollar versus other currencies in which we transact our business would have resulted in a $20.6 million change to our revenues during fiscal year 2009.

All percentage amounts and ratios were calculated using the underlying data in whole dollars. We measure constant currency, or the effects on our results that are attributed to FX Changes, by measuring the incremental difference between translating the prior period and the current results at the monthly average rates for the same period from the prior year.

Tax Provision

Our tax provision for the fiscal year 2009 was $26.7 million at an effective rate of 28.7%. Our fourth quarter fiscal year 2009 tax provision was $3.5 million at an effective rate of 19.9%. Our fourth quarter fiscal year 2008 tax provision of $26.7 million included a $30.0 million valuation allowance for deferred tax assets pursuant to the requirements of Statement of Financial Accounting Standards No. 109, or SFAS 109. Approximately $27.1 million of the valuation allowance related primarily to cumulative net operating losses incurred in several of our U.S. subsidiaries. Our tax provision in the fourth quarter of fiscal year 2009 benefited from certain tax planning strategies, principally in Europe, implemented during the fourth quarter of fiscal year 2009.

Quarterly Dividend:

The Board of Directors has approved our first quarterly cash dividend of $0.0625 per share of outstanding common stock and per outstanding restricted stock unit. The dividend will be payable on September 28, 2009 to stockholders and restricted stock unit holders of record at the close of business on September 18, 2009.

Earnings Conference Call:

We will host our fourth quarter and fiscal year ended June 30, 2009 earnings call today at 5:00 p.m. (Eastern Time) – August 27, 2009. The conference call will be webcast live on the Internet and can be accessed by visiting: www.solerainc.com. A replay will be available on the Solera website until midnight on September 10, 2009. A live audio broadcast of the call will be accessible to the public by calling (866) 700-7477 or for international callers, (617) 213-8840; please enter the following access code when prompted: 82982200. Callers should dial in approximately ten minutes before the call begins.

SOLERA HOLDINGS, INC. AND SUBSIDIARIES

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

FOR THE THREE AND TWELVE MONTH PERIODS ENDED JUNE 30, 2009 AND 2008

(In thousands, except per share amounts)

(Unaudited)

	Three Months Ended June 30,		Twelve Months Ended June 30,
	2009	2008	2009	2008
Revenues	$144,135	$145,533	$557,691	$539,853

Cost of revenues:
Operating expenses	32,903	33,585	128,424	131,715
Systems development and programming costs	15,282	17,728	60,212	66,666

Total cost of revenues (excluding depreciation and amortization)	48,185	51,313	188,636	198,381
Selling, general and administrative expenses	43,669	42,576	162,223	154,532
Depreciation and amortization	22,732	25,379	86,146	95,266
Restructuring charges	3,564	10,449	4,976	13,286
Interest expense	8,952	11,442	38,565	45,730
Other income – net	(513)	(3,191)	(15,656)	(9,518)

	126,589	137,968	464,890	497,677

Income before income tax provision and minority interests	17,546	7,565	92,801	42,176
Income tax provision	3,484	26,694	26,650	34,335
Minority interest in net income of consolidated subsidiaries	2,221	2,444	8,326	7,243

Net income (loss)	$11,841	$(21,573)	$57,825	$598

Net income (loss) per share:
Basic	$0.17	$(0.34)	$0.86	$0.01

Diluted	$0.17	$(0.34)	$0.85	$0.01

Weighted average shares used in the calculation of net income per share:
Basic	69,156	63,985	67,252	63,500

Diluted	69,555	63,985	67,732	64,737

Non-GAAP Financial Measures

We use a number of non-GAAP financial measures that are not intended to be used in lieu of GAAP presentations, but are provided because management believes that they provide additional information with respect to the performance of our fundamental business activities and are also frequently used by securities analysts, investors and other interested parties to facilitate the evaluation of our business on a comparable basis to other companies. The three primary non-GAAP financial measures that we use are Adjusted EBITDA, Adjusted Net Income, and Adjusted Net Income per diluted share. We believe that Adjusted EBITDA, Adjusted Net Income and Adjusted Net Income per diluted share are useful to investors in providing information regarding our operating results and our continuing operations. We rely on Adjusted EBITDA as a primary measure to review and assess the operating performance of our company and our management team in connection with our executive compensation and bonus plans. Adjusted EBITDA also allows us to compare our current operating results with corresponding prior periods as well as to the operating results of other companies in our industry. We present Adjusted Net Income and Adjusted Net Income per diluted share because we believe both of these measures provide useful information regarding our operating results in addition to our GAAP measures. We believe that Adjusted Net Income and Adjusted Net Income per diluted share provide investors with valuable insight into our profitability exclusive of unusual adjustments, and provide further insight into the cash impact resulting from the different treatments of goodwill for financial reporting and tax purposes.

Adjusted EBITDA, Adjusted Net Income and Adjusted Net Income per diluted share have limitations as analytical tools, and you should not consider them in isolation or as a substitute for net income, earnings per share and other consolidated income statement data prepared in accordance with accounting principles generally accepted in the United States. Because of these limitations, Adjusted EBITDA, Adjusted Net Income, and Adjusted Net Income per diluted share should not be considered as a replacement for net income. We compensate for these limitations by relying primarily on our GAAP results and using Adjusted EBITDA, Adjusted Net Income, and Adjusted Net Income per diluted share as supplemental information.

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Adjusted EBITDA is a non-GAAP financial measure that represents GAAP net income (loss) allocable to common stockholders/unitholders, excluding interest, taxes, depreciation and amortization, stock-based compensation, restructuring charges, other income – net and acquisition-related costs. Acquisition-related costs consist of transaction costs (including costs associated with potential acquisitions that we did not ultimately pursue and acquisitions not yet completed at June 30, 2009 and therefore charged to results of operations in contemplation of our adoption of Statement of Financial Accounting Standards No. 141 (revised), Business Combinations, in the first quarter of fiscal year 2010), retention-related compensation costs, legal and professional fees, severance costs and other transition costs associated with our acquisition of the Claims Services Group from ADP in April 2006. A reconciliation of our Adjusted EBITDA to GAAP net income (loss) allocable to common stockholders/unitholders, the most directly comparable GAAP measure, is provided in the attached table.

	Three Months Ended June 30,		Twelve Months Ended June 30,
	2009	2008	2009	2008
Reconciliation to Adjusted EBITDA
Net income (loss)	$11,841	$(21,573)	$57,825	$598
Add: Income tax provision	3,484	26,694	26,650	34,335

Net income before income tax	15,325	5,121	84,475	34,933
Add: Depreciation and amortization	22,732	25,379	86,146	95,266
Add: Interest expense	8,952	11,442	38,565	45,730
Add: Stock-based compensation expense	1,863	1,475	6,711	4,848
Add: Restructuring charges	3,564	10,449	4,976	13,286
Add: Other income – net	(513)	(3,191)	(15,656)	(9,518)
Add: Acquisition related costs	360	212	3,339	954

Adjusted EBITDA	$52,283	$50,887	$208,556	$185,499

Adjusted Net Income is a non-GAAP financial measure that represents GAAP net income (loss) allocable to common stockholders/unitholders, plus the following items: provision for income taxes, amortization of acquisition-related intangibles, stock-based compensation expense, restructuring charges, other income – net and acquisition-related costs. Acquisition-related costs consist of transaction costs (including costs associated with potential acquisitions that we did not ultimately pursue and acquisitions not yet completed at June 30, 2009 and therefore charged to results of operations in contemplation of our adoption of Statement of Financial Accounting Standards No. 141 (revised), Business Combinations, in the first quarter of fiscal year 2010), retention-related compensation costs, legal and professional fees, severance costs and other transition costs associated with our acquisition of the Claims Services Group from ADP in April 2006. From this figure, we then subtract a provision for income taxes to arrive at Adjusted Net Income. For periods ended June 30, 2008 and prior, we used a 33% tax rate. For periods ending after June 30, 2008, we use a 28% tax rate. We use this 28% tax rate in order to approximate our long-term effective corporate tax rate, which includes certain benefits from net operating loss carryforwards, tax deductible goodwill and amortization, and a low tax-rate jurisdiction for a certain corporate holding company. A reconciliation of our Adjusted Net Income to GAAP net income (loss) allocable to common stockholders/unitholders, the most directly comparable GAAP measure, is provided in the attached table.

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Adjusted Net Income per diluted share is a non-GAAP financial measure that represents Adjusted Net Income (as defined above) divided by the number of diluted shares outstanding for the period. A reconciliation of our Adjusted Net Income per diluted share to GAAP net income (loss) per share, the most directly comparable GAAP measure, is provided in the attached table.

	Three Months Ended June 30,		Twelve Months Ended June 30,
	2009	2008	2009	2008
Reconciliation to Adjusted Net Income
Net income (loss)	$11,841	$(21,573)	$57,825	$598
Add: Income tax provision	3,484	26,694	26,650	34,335

Net income before income tax	15,325	5,121	84,475	34,933
Add: Amortization of acquisition related intangibles	16,838	19,091	64,002	72,996
Add: Stock-based compensation expense	1,863	1,475	6,711	4,848
Add: Restructuring charges	3,564	10,449	4,976	13,286
Add: Other income – not including interest income FY09	(60)	(3,191)	(12,051)	(9,518)
Add: Acquisition related costs	360	212	3,339	954

Adjusted income before income tax provision	37,890	33,157	151,452	117,499
Less: Assumed provision for income taxes at 28% and 33% rate for June 30, 2009 and June 30, 2008, respectively	(10,609)	(10,942)	(42,407)	(38,775)

Adjusted net income	$27,281	$22,215	$109,045	$78,724

Adjusted net income per share:
Basic	$0.39	$0.35	$1.62	$1.24

Diluted	$0.39	$0.34	$1.61	$1.22

Weighted average shares used in the calculation of adjusted net income per share:
Basic	69,156	63,985	67,252	63,500

Diluted	69,555	64,814	67,732	64,737

SOLERA HOLDINGS, INC. AND SUBSIDIARIES

CONDENSED CONSOLIDATED BALANCE SHEETS

AS OF JUNE 30, 2009 and 2008

(In thousands)

	June 30, 2009 (Unaudited)	June 30, 2008 (unaudited) (1)
Assets
Current Assets:
Cash and cash equivalents	$223,420	$149,311
Short term investments	11,941	—
Accounts receivable, net	98,565	95,843
Other receivables	12,177	9,784
Other current assets	19,550	18,314
Deferred income tax assets	4,392	4,802

Total current assets	370,045	278,054

Property and equipment, net	50,784	49,243
Other Assets	13,660	22,980
Long-term deferred income tax assets	10,178	5,162
Goodwill	651,099	646,098
Intangible assets, net	322,843	330,218

Total assets	$1,418,609	$1,331,755

Liabilities and Stockholders’ Equity
Current Liabilities:
Accounts payable	$30,447	$32,191
Accrued expenses and other current liabilities	104,414	103,597
Income taxes payable	17,462	12,449
Deferred income tax liabilities	1,037	842
Current portion of long-term debt	5,880	6,336

Total current liabilities	159,240	155,415

Long-term debt	592,200	624,570
Other liabilities	36,935	33,475
Long-term deferred income tax liabilities	53,965	36,558

Total liabilities	842,340	850,018

Minority interests in consolidated subsidiaries	17,330	15,429

Stockholders’ equity:
Common Shares, $0.01 par value, 150,000 shares authorized; 69,531 and 64,816 issued and outstanding, as of June 30, 2009 and 2008, respectively	604,952	510,900
Accumulated deficit	(52,332)	(110,157)
Accumulated other comprehensive income	6,319	65,565

Total stockholders’ equity	558,939	466,308

Total liabilities and stockholders’ equity	$1,418,609	$1,331,755

(1)	Derived from audited consolidated financial statements as of June 30, 2008.

SOLERA HOLDINGS, INC. AND SUBSIDIARIES

SELECTED STATEMENTS OF CASH FLOWS INFORMATION

FOR THE TWELVE MONTHS ENDED JUNE 30, 2009 and 2008

(In thousands)

(Unaudited)

	Twelve Months ended June 30,
	2009	2008
Net cash provided by operating activities	$128,874	$117,402
Net cash used in investing activities	(121,876)	(19,135)
Net cash provided by/(used) in financing activities	76,739	(51,346)
Effect of exchange rate changes	(9,628)	12,522

Net increase in cash and cash equivalents	74,109	59,443
Cash and cash equivalents, beginning of period	149,311	89,868

Cash and cash equivalents, end of period	$223,420	$149,311

Supplemental Cash Flow Information:
Cash paid for interest	$37,961	$44,913
Cash paid for income taxes	$30,828	$23,341

Supplemental Disclosure of Non-cash Investing and Financing Activities:
Capital assets financed	$1,554	$3,735
Note payable from acquisitions of business	$17,330

About Solera

Solera is the leading global provider of software and services to the automobile insurance claims processing industry. Solera is active in over 50 countries across six continents. The Solera companies include Audatex in the United States, Canada, and in more than 45 additional countries, Informex in Belgium, Sidexa in France, ABZ in The Netherlands, HPI in the United Kingdom, Hollander serving the North American recycling market, and IMS providing medical review services. For more information, please refer to the company’s website at http://www.solerainc.com.

Cautions about Forward-Looking Statements:

This press release contains forward-looking statements, including statements about our growth and growth opportunities, our expectations regarding changes in foreign currency exchange rates, our business outlook for fiscal year 2010, our business strategy, and statements about dividends, historical results or performance that may suggest trends for our business. These statements are based on our current expectations, estimates and assumptions and are subject to many risks, uncertainties and unknown future events that could cause actual results to differ materially. Actual results may differ materially from those set forth in this press release due to the risks and uncertainties inherent in our business, including, without limitation: our reliance on a limited number of customers for a substantial portion of our revenues; unpredictability and volatility of our operating results, which include the volatility associated with foreign currency exchange risks, our sales cycle, seasonality and other factors; risks associated with the uncertainty in and volatility of global economic conditions; risks associated with and possible negative consequences of acquisitions, joint ventures, divestitures and similar transactions, including our ability to successfully integrate HPI; effects of competition on our software and service pricing and our business; time and expenses associated with customers switching from competitive software and services to our software and services; rapid technology changes in our industry; effects of changes in or violations by us or our customers of government regulations; costs and possible future losses or impairments relating to our acquisitions; the financial impact of future significant restructuring and severance charges; the impact of changes in our tax provision (benefit) or effective tax rate; use of cash to service our debt and effects on our business of restrictive covenants in our debt facility; our ability to obtain additional financing as necessary to support our operations; our ability to pay dividends in future periods; our reliance on third-party information for our software and services; effects of system failures or security breaches on our business and reputation; any material adverse impact of current or future litigation on our results or business; and our dependence on a limited number of key personnel. For a discussion of these and other factors that could impact our operations or financial results and cause our results to differ materially from those in the forward-looking statements, please refer to our filings with the Securities and Exchange Commission, particularly our Quarterly Report on Form 10-Q for the Quarter Ended March 31, 2009. Solera is under no obligation to (and specifically disclaims any such obligation to) update or alter its forward-looking statements whether as a result of new information, future events or otherwise.

Contacts:

Investor Relations

Kamal Hamid

Solera Holdings, Inc.

858-946-1676

kamal.hamid@audatex.com

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